Exhibit 99.5

115 South LaSalle Street 35th Floor West Chicago, IL 60603 (312) 461-7219

July 23, 2009

Board of Directors of

FCStone Group, Inc.

1251 NW Briarcliff Parkway

Kansas City MO 64116

Ladies and Gentlemen:

We hereby consent to the inclusion in the Registration Statement on Form S-4 (the “Registration Statement”) of International Assets Holding Corporation, and in the Joint Proxy Statement/Prospectus of International Assets Holding Corporation and FCStone Group, Inc., which is part of the Registration Statement, relating to the proposed merger of International Assets Holding Corporation and FCStone Group, Inc., of our opinion dated July 1, 2009 appearing as Appendix E to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Financial Advisors—Opinion of FCStone’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger— FCStone’s Reasons for the Merger and Recommendation of FCStone’s Board of Directors” and “The Merger—Fairness Opinion of Financial Advisor to FCStone.”

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Anthony Humphry
BMO CAPITAL MARKETS CORP.